FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. ANNOUNCES $1.0 BILLION INCREASE TO
SHARE REPURCHASE AUTHORIZATION

ATLANTA - April 27, 2021 – PulteGroup, Inc. (NYSE: PHM) announced today that its Board of Directors has approved a $1.0 billion increase to the Company’s share purchase authorization. This increase brings the Company’s total share repurchase authorization to $1.2 billion.

“The increase in our share repurchase authorization reflects our expectations for the ongoing strength of our operations and our commitment to creating long-term value for our shareholders,” said Ryan Marshall, PulteGroup President and CEO. “Consistent with our capital allocation priorities, we continue to invest in the future growth of our business, while systematically returning funds to our shareholders through dividends and share repurchases.” Since 2016, PulteGroup has returned over $3.0 billion to its shareholders through the payment of dividends and share repurchases.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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